EXHIBIT 99.1

28405 Van Dyke Avenue Warren, Michigan 48093 www.AssetAcceptance.com

Contact: Mary Arraf 586-983-7087 / marraf@assetacceptance.com

Asset Acceptance Capital Corp. Announces Changes to Board of Directors

Elects Two New Directors and Chairman Transition

Warren, Mich., August 28, 2012 – Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced the election of Philip Goodeve and Gerald J. Wilkins to the Company’s Board of Directors. The Company also named Eugene Lockhart as the Chairman of the Board. Mr. Lockhart has been a member of the Company’s Board since 2004. Mr. Lockhart replaces Nathaniel F. Bradley as Chairman. Mr. Bradley remains a Director.

“I am honored to be named Chairman and welcome Phil and Gerald to our team,” said Mr. Lockhart. “We are pleased to strengthen our Board by adding two distinguished leaders with strong skills and considerable business and financial expertise to help guide the Company’s strategy forward as we build on recent success and momentum. Additionally, I’d also like to recognize Brad for his dedicated service as Chairman.”

Mr. Goodeve has a career that spans 25 years in the global financial services industry. He has held numerous top-level global leadership positions, including co-head of Clairvest Group, Inc., the second largest private equity group in Canada at the time, and Executive Vice President in charge of strategy and corporate development for the Global Retail Bank of Bank of America. Mr. Wilkins is currently president of WJG Consulting, Inc., a consulting firm providing financial and capital markets consulting services. Mr. Wilkins has over three decades of experience, which include Executive Vice President and Chief Financial Officer at AFC Enterprises and Vice President of International Business Planning at KFC International. Mr. Wilkins is also a member of the board of directors of Global Payments, Inc., a leading provider of electronic transaction processing solutions.

The Board elected Mr. Goodeve and Mr. Wilkins to serve as Class II directors. Class II directors stand for reelection at the Company’s annual meeting of shareholders in 2014.

Terrence Daniels of Quad-C Investments retired from the Board. Quad-C retains one seat on the Board.

About Asset Acceptance Capital Corp.

For 50 years Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.

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